FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

2003 NET OPERATING EARNINGS OF $1.27 PER SHARE

CINCINNATI, OHIO - February 12, 2004 - Great American Financial Resources, Inc. (NYSE: GFR) today reported net earnings for 2003 of $49.7 million ($1.13 per share) compared to $16.2 million ($0.38 per share) in 2002. Fourth quarter 2003 net earnings were $14.5 million ($0.31 per share) compared to
$12.6 million ($0.29 per share) for the same period in 2002.

Many investors and analysts focus on "core net operating earnings" of companies, setting aside items that are not considered to be part of the ongoing earnings of the company. Core net operating earnings, which exclude the effects of realized gains (losses) and an accounting change, were $55.6 million
($1.27 per share) in 2003 compared to $63.6 million ($1.49 per share) in 2002. This decline is principally due to the continued narrowing of spreads in GAFRI's fixed annuity operations. This spread narrowing was partially offset in 2003 by improved results in the Company's other insurance operations. In addition, 2002 net operating earnings were favorably impacted by a $3.3 million benefit related to the utilization of tax loss carryforwards.

Core net operating earnings for the fourth quarter of 2003 were $13.2 million ($0.28 per share) compared to $8.6 million ($0.20 per share) for the same period in 2002. Results for 2002 included a $4.3 million aftertax write-off of variable annuity acquisition costs.

GAFRI's statutory premiums of approximately $1.2 billion in 2003 were 8% lower than 2002. Annuity production slowed in the last six months of 2003 as the Company has maintained its pricing targets and its commission and interest crediting discipline during a period of historically low interest rates.

S. Craig Lindner, Chief Executive Officer of GAFRI, highlighted improvements in the Company's capital position by saying, "In the last six months, we raised nearly $60 million of common equity in a rights offering and issued almost $200 million of 30-year debt securities. The combination of these transactions has resulted in the Company and its insurance subsidiaries having their strongest capital structure ever and has provided financial flexibility to pursue business opportunities in the future."

Details of the financial results can be found in the accompanying schedule.

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Forward-Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's 82% shareholder. The call will be held at 11:30 a.m. (EDT) today. Toll-free telephone access will be available by dialing 1-800-946-0782. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 2:30 p.m. (EDT) and will run until 8:00 p.m. on February 19, 2004. To listen to the replay, dial 1-888-203-1112 and provide the confirmation code 700193. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.amfnl.com, and follow the instructions at the Webcast link.

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GREAT AMERICAN FINANCIAL RESOURCES, INC.

Condensed Income Statement

(In millions, except per share amounts)
	Three months ended December 31,		Twelve months ended December 31,

	2003	2002	2003	2002
Revenues:
Net investment income	$128.7	$132.8	$510.9	$527.8
Life, accident and health premiums (a)	85.3	81.1	331.9	305.7
Other income	21.4	23.9	87.0	95.4
Total revenues	235.4	237.8	929.8	928.9

Benefits and expenses:
Benefits to policyholders	133.1	146.2	545.7	546.3
Insurance acquisition expenses	34.3	33.4	121.3	114.5
Interest and other financing expenses	6.7	6.0	24.9	23.8
Other expenses	42.8	41.6	159.1	159.7
Total benefits and expenses	216.9	227.2	851.0	844.3

Core operating earnings	18.5	10.6	78.8	84.6
Related income taxes	5.3	2.0	23.2	21.0(b)

Core net operating earnings	13.2	8.6	55.6	63.6

Non-operating items, aftertax:
Realized gains (losses) (c)	1.3	4.0	(5.9)	(29.7)
Cumulative effect of accounting change (d)	-	-	-	(17.7)
Net income	$ 14.5	$ 12.6	$ 49.7	$ 16.2

Average common shares outstanding - diluted	47.1	42.6	43.8	42.7

Diluted earnings per share data:
Core net operating earnings	$ 0.28	$ 0.20	$ 1.27	$ 1.49
Realized gains (losses) (c)	0.03	0.09	(0.14)	(0.70)
Cumulative effect of accounting change (d)	-	-	-	(0.41)
Diluted net income per common share	$ 0.31	$ 0.29	$ 1.13	$ 0.38

Supplemental Annuity Premium Information (a)
Traditional Fixed Annuity Premiums	$180.3	$254.2	$739.3	$768.3
Variable Annuity Premiums	26.6	36.4	122.4	182.4
Equity-Indexed Annuity Premiums	1.8	6.6	7.3	50.3

  For GAAP income statement purposes, annuity premiums are accounted for as deposits rather than revenues.

  2002 amount reflects a reduction in the valuation allowance associated with certain deferred tax assets.

  Includes the following aftertax provisions for impairments on investments: 4th quarter 2003 - $1.8 million; 4th quarter 2002 - $13.1 million; full year 2003 - $26.9 million; and full year 2002 - $63.3 million.

  Reflects the implementation of an accounting change related to goodwill mandated by SFAS 142.